Exhibit 10.11

Execution Copy

First Amendment to Preferred Supplier Agreement

This First Amendment to Preferred Supplier Agreement (“First Amendment”) is entered into and effective this 20th day of January, 2010.

Whereas, BP Energy Company, a Delaware corporation (“BP”), BP Corporation North America Inc., an Indiana corporation, (“BPCNA” and together with BP, the “BP Parties”), and IDT Energy, Inc., a Delaware corporation (“IDT”) entered into that certain Preferred Supplier Agreement dated and effective June 29, 2009 (the “Preferred Supplier Agreement”) (the Preferred Supplier Agreement, together with this First Amendment, the “Agreement”).

Whereas, IDT wishes to expand the territory in which it markets Energy and Natural Gas and expand the current arrangement with the BP Parties for the services provided under the Preferred Supplier Agreement, and the BP Parties are willing to provide such services to IDT within the expanded territory pursuant to the terms and conditions contained in this First Amendment.

Now Therefore, the BP Parties and IDT agree that, upon execution of this First Amendment by both Parties, the Agreement will be amended as provided below.

1.	Section 1.1 Definitions.

(a)	The defined term “Designated Region” is deleted in its entirety and replaced with the following:

““Designated Region” means: (a) with respect to Energy, the geographic region in which each of NYISO and PJM operate, and (b) with respect to Natural Gas. the geographic region in which Niagara Mohawk, Orange & Rockland, Consolidated Edison Company of New York, National Fuel Gas Company, Rochester Gas & Electric, Central Hudson Gas & Electric Corporation, KeySpan (now National Grid), and Public Service Gas & Electric Company, as applicable, operate.”

(b)	The defined term “ISO” is deleted in its entirety and replaced with the following:

““ISO” means an Independent System Operator that coordinates, controls and monitors the operation of the electrical power system, usually within a single State, but sometimes encompassing multiple states, such as NYISO and PJM”

(c)	The following definitions are added to Section 1.1:

““PJM” means the Pennsylvania-New Jersey-Maryland System Operator or its successor.”

2.	Section 3.3 Permissible Transactions Not Subject to this Agreement shall be amended by adding “and PJM”’ after “in NYISO” in clause (c) of the definition so that, as amended, it will read as follows: “(c) for the virtual and transmission congestion contract markets in NYISO and PJM, so long as the BP Parties will have no additional responsibilities under the Transaction Documents with respect to the Energy, Natural Gas, Related Services or Financial Products that are the subject of such transaction.”

3.	Section 5.1 Scheduling Agent is deleted in its entirety and replaced with the following:

“Scheduling Agent. With respect to each of NYISO and PJM on and after the effective date of the transfer of responsibility for scheduling and managing transmission from IDT to BP by each of NYISO and PJM and continuing throughout the Planned Term, subject to the provisions hereof, BP shall act as IDT’s designated Scheduling Agent. BP’s responsibilities as Scheduling Agent shall be limited to the scheduling of Energy and Related Electric Power Services for delivery hereunder (the “Scheduling Agent Services”), as defined in more detail in Section 5.2 below.”

4.	Section 5.2 Scheduling Agent Designation is deleted in its entirety and replaced with the following:

“Scheduling Agent Designation. During the Planned Term, IDT shall authorize BP to act as the exclusive Scheduling Agent for IDT in NYISO and PJM (for purposes of this Article 5, the “ISO”) and to perform all scheduling and settlement with the ISO, with respect to IDT’s Customer load and the Energy and Related Electric Power Services purchased in accordance with this Agreement. IDT shall at all times grant BP all such authority necessary for BP to comply with the ISO’s Protocols as IDT’s Scheduling Agent during the Planned Term. IDT and BP shall submit to the ISO all such documentation as may be required to designate BP as IDT’s Scheduling Agent and to authorize BP to perform Scheduling Agent Services on IDT’s behalf. IDT acknowledges that BP shall have the right to file all such reports, subject to IDT’s prior review, as may be required by applicable Legal Requirements, including, without limitation, all reports as may be required by the ISO or the applicable regulatory agencies with respect to IDT’s Customer load and/or transactions consummated by BP on behalf of IDT in accordance with the terms and conditions of this Agreement.”

5.	Section 17.1 Covenants of IDT (c) Existence, Etc. shall be amended by adding “and PJM” to the end of (iii).

6.	IDT hereby reaffirms, as of the effective date of this First Amendment, the representations and warranties made to the BP Parties and set forth in Section 16. I of the Preferred Supplier Agreement.

7.	BP hereby reaffirms, as of the effective date of this First Amendment, the representations and warranties made to IDT and set forth in Section 16.2 of the Preferred Supplier Agreement.

8.	Schedule 5.4 ISO Interface Responsibilities attached to the Preferred Supplier Agreement is deleted in its entirety and replaced with the Schedule 5.4 ISO Interface Responsibilities attached to this First Amendment.

9.	Defined terms used herein but not defined herein shall have the meanings set forth in the Agreement.

10.	Except as set forth herein, all terms and conditions of the Agreement remain unchanged and are hereby ratified by the Parties.

Remainder of Page Intentionally Left Blank

IDT ENERGY, INC.

By:	/s/ Geoffrey Rochwarger
Name	Geoffrey Rochwarger
Title:	Chairman and CEO

BP ENERGY COMPANY

By:	/s/ Randall Prescott
Name	Randall Prescott
Title	V.P. Power Origination

BP CORPORATION NORTH AMERICA INC

By:	/s/ Herbert S. Vogel
Name	Herbert S. Vogel
Title	COO

Schedule 5.4

ISO Interface Responsibilities

BP will serve as the Principal Account Holder within the NYISO and PJM control area on behalf of IDT pursuant to this Agreement. In the capacity of these roles for IDT, BP will be responsible for the following ISO/RTO activities:

ISO/RTO Communications

i.	Maintain facilities and personnel required to coordinate operations with the ISO.

ii.	Serve as the sole authorized communicator with the ISO for bidding, scheduling, tagging and settling transactions related to IDT’s load obligations.

iii.	Serve as the Authorized Security Administrator (CAM) to access the NYISO MIS and PJM eSuite applications on behalf of IDT’s load.

iv.	Comply with the ISO directive (under an emergency condition or otherwise) that may require BP to modify an IDT schedule.

Credit and Settlements

i.	Maintain sufficient credit with the ISO to transact on IDT’s behalf.

ii.	Timely payment of bona fide ISO invoices applicable to transactions conducted for IDT’s account.

iii.	Submission of invoices to IDT for all ISO settlement charges, accounting adjustments or resettlements, and credits related to IDT’s load transactions and obligations, including but not limited to energy, ancillary services, installed Capacity, auction revenue rights, and load related charges, make-whole payments assigned to loads for reliability services, day-ahead market purposes and other such charges.

iv.	Submission of invoices to IDT regarding any resettlement of transactions related to IDT’s load obligation pursuant to this Agreement, BP reserves the right to pass-through the rebilled charges and/or credits to IDT.

v.	The NYISO settlement system does not allow for multiple settlement accounts associated with a single legal entity. As such, for any settlement charge types that are not reported to BP by the NYISO at IDT’s Load Asset ID or can not be directly attributed to IDT’s load obligation, BP will pass-through to IDT in a relatively proportionate to IDT’s load obligation. Similarly, BP shall pass any credit through to IDT in a relatively proportionate amount to IDT’s load obligation.

vi.	The PJM eSuite system does have separate participant accounts, such that all charges and credits that are directly attributed to IDT’s activity is passed thru to IDT.

vii.	If BP receives the ISO short pay due to a market participant default in the ISO in which BP has established stand alone settlement accounts for IDT’s transaction, BP will completely pass through the same ISO short pay to IDT in accordance with the relevant tariff or ISO rules and procedures. If BP is made whole by the ISO at some future date, then BP will completely pass through the same make whole amount. The exception to this is in reference to NYISO where a stand alone settlement account will not be utilized. If the NYISO is to short pay BP on an invoice, BP will use commercially reasonable means to mimic the same short pay methodology used by the ISO for IDT’s transactions.

viii.	File, but not necessarily initiate, all commercially reasonable billing disputes with the ISO on IDT’s behalf.

Regulatory

i.	IDT is responsible for its own regulatory or legislative monitoring, participation and advocacy to protect its interests. For clarification, BP is not responsible for communicating any regulatory, market rule, tariff change, NERC issues and standards, or RTO ISO stakeholder meetings or other such committee and working group information to IDT. IDT remains responsible for its own regulatory advocacy and interpretation.

ii.	Nothing herein shall limit IDT’s rights to participate as a Market Participant in the ISO/RTO or NERC meeting or any regulatory proceeding to protect its interests. For clarification, if BP participates in the ISO/RTO or NERC meeting or regulatory meeting, BP shall vote independently to protect its interests without any obligation to coordinate its vote with IDT or its Affiliates.

iii.	IDT will be responsible for any required state, federal or regional reports applicable to its licenses and business interests. For clarification, nothing herein shall obligate BP, as scheduling entity, to prepare or submit any regulatory or governmental reports including, but not limited to, IDT’s FERC Electronic Quarterly Reporting (EQR), ERCOT PUCT transactions report, or IDT’s Renewable Energy Credit (REC) reports.

IDT, as the Load-Serving Entity underneath a BP ISO Account ID, will be responsible for the following activities:

i.	Provide timely load forecast data, demand bids, virtual transactions, bilateral transactions, energy schedules, Capacity requirements, auction revenue right nominations and bilateral ancillary service transactions with a third party and other such data requirements to BP so that BP is able to meet the ISO’s applicable day-ahead and real-time scheduling deadlines.

ii.	Maintain the appropriate state licensing requirement as a Retail Energy Provider (REP) or Load-Serving Entity serving retail customers within each of the states in which BP is providing wholesale power to IDT and is acting as the scheduling agent.

iii.	Remain responsible for reporting IDT’s meter data to the lSO/RTOs either through its own operations or via agreements with the other entities.

iv.	Advanced coordination with BP will be required if IDT has a desire to participate in any of the ISO’s FTR, CRR, ARR or TCR auctions. BP will need to ensure the proper amount of credit has been posted with the respective ISO and the appropriate security rights have been granted to BP as the Scheduling Agent for IDT.

v.	Prior to enrolling any load into the ISO Demand Response type program or enlisting a Demand Resource in an ICAP or RA auction, IDT will coordinate with BP to ensure the proper metering and dispatch communication equipment is in place for BP to be compliant with the ISO’s technical requirements of the programs.

vi.	IDT will timely respond to any data requests or reporting obligations directed to BP from the ISO, NERC or NERC Regional Entity, that is related to IDT’s load transactions, such as system planning studies, forecasted peak demand, or audit inquires and other necessary information.